SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  January 24, 1994




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)






Registrant's telephone number, including area code:(415) 973-7000

Item 5.  Other Events

A.   Performance Incentive Plan - 1993 Financial Results

The Performance Incentive Plan (Plan) is an annual incentive compensation plan applicable to all regular employees of the Company and designated subsidiaries. Under recently negotiated labor contracts, bargaining unit employees will no longer participate in the Plan beginning in 1994. The Plan provides for awards based on (1) the Company's success in meeting overall corporate financial performance objectives, based on earnings per share for the Company's utility operations, Diablo Canyon nuclear power plant (Diablo Canyon) operations and the Company's nonregulated operations conducted through PG&E Enterprises, a wholly-owned subsidiary; and (2) the performance of the employee's organizational unit in meeting its individual objectives. For 1994, the earnings per share objectives for the Company's three types of operations will be replaced by a single corporate earnings per share objective. The corporate and organizational objectives include quality and reliability of service to customers, financial performance, cost control and operational efficiency.

Under the Plan, the Nominating and Compensation Committee of the Board (Committee) makes the final determination of awards based upon achievement of the Plan objectives. The Committee has the discretion to modify or eliminate awards.

The performance measurement targets for the 1993 Plan year were disclosed in a Report on Form 8-K dated January 21, 1993, and were based upon the corporate capital and operating budgets prepared for 1993. The budgeted earnings per share for the utility were derived from the Company's operating budget for 1993, which reflects, among other things, the results of the Company's 1993 General Rate Case decision. The budgeted earnings per share for Diablo Canyon were derived from, among other things, (1) an operating capacity factor (excluding refueling outages) of 89%, (2) an overall annual capacity factor of 80% and
(3) one 77-day refueling outage at Unit 2 during 1993, which includes additional time to perform a detailed reactor inspection required by the Nuclear Regulatory Commission approximately every ten years which was originally scheduled for 1995. The budgeted earnings per share for the year ending December 31, 1993, assume 430 million shares of common stock outstanding.










As previously reported, the Company discloses the year-to-date financial performance of the Company relating to the three types of operations: utility, Diablo Canyon and PG&E Enterprises. For the year ended December 31, 1993, selected financial information is shown below:

                        (in thousands, except per share amounts)
                         Year Ended December 31, 1993
=================================================================
                           Actual      (1)         Budget     (2)
Operating Revenues:        (unaudited)

   Utility                 $ 8,398,209           $   8,603,171
   Diablo Canyon             1,932,855 (3)           1,736,111
   PG&E Enterprises            251,344                 219,844
                           -----------             -----------
Total Consolidated         $10,582,408             $10,559,126
                           ===========             ===========

Net Income:

   Utility                 $   552,457 (4)         $   810,693
   Diablo Canyon               495,993 (3)             427,661
   PG&E Enterprises             17,045                   2,024
                           -----------             -----------
Total Consolidated         $ 1,065,495             $ 1,240,378
                           ===========             ===========

Earnings Per Common
Share:

   Utility                 $     1.18   (4)        $      1.75
   Diablo Canyon                 1.11   (3)               0.96
   PG&E Enterprises              0.04                     0.00
                           -----------             -----------
Total Consolidated         $     2.33              $      2.71
                           ===========             ===========

(1) In the opinion of management, the unaudited "actual" financial information presented above reflects all adjustments to date which are necessary to present a fair statement of operating revenues, net income and earnings per common share for the year. All material adjustments are of a normal recurring nature, except as noted below. This information should be read in conjunction with the 1992 Consolidated Financial Statements and Notes to Consolidated Financial Statements incorporated by reference in the Company's Annual Report on Form 10-K, and the Consolidated Financial Statements and Notes to Consolidated Financial Statements in the Quarterly Reports on Form 10-Q for the quarters ended September 30, 1993, June 30, 1993 and March 31, 1993.

(2) The budgeted amounts were performance targets and not forecasts of actual performance that was expected to be realized by the Company. The budgeted amounts do not reflect the resolution of various regulatory uncertainties or other contingencies, including those disclosed in the Company's Notes to Consolidated Financial Statements and those matters disclosed in (4) below.

(3) Diablo Canyon operated at an overall capacity factor of 88.9% compared to a budgeted overall capacity factor of 79.6% for the year ended December 31, 1993. In August 1993, as required under SFAS 109, "Accounting for Income Taxes," the Company made an adjustment to income of approximately $32 million ($.08 per share) attributable to deferred tax liability for Diablo Canyon resulting from the increase in the federal income tax rate.

(4) As previously disclosed, in the first quarter of 1993, the Company announced a corporate reorganization and workforce reduction program. As of December 31, 1993, the Company has recorded workforce reduction program costs, net of a curtailment gain relating to pension benefits, of $264 million. In April 1993, the Company announced a freeze on electric rates through 1994 and as a result, the Company has expensed $190 million of the workforce reduction program costs ($.26 per share) to date relating to electric operations. The remaining $74 million of such costs relating to gas operations has been deferred for rate recovery in 1994 and 1995. The Company is seeking rate recovery of all costs incurred in connection with the workforce reduction program relating to electric and gas operations.

Alberta and Southern Gas Co. Ltd. (A&S), a wholly owned Canadian gas purchasing subsidiary, restructured its gas purchase contracts with Canadian gas producers and resolved all litigation and claims arising from such contracts, effective November 1, 1993. The Company incurred transition costs of $228 million, consisting of settlement payments to producers and amounts incurred by A&S in reducing certain administrative and general functions resulting from the restructuring, and deferred approximately $143 million of these costs for future rate recovery. In addition, A&S holds firm transportation capacity on Canadian gas pipelines and, due to the uncertainty of A&S's ability to broker or assign such capacity for which A&S remains obligated to pay, the Company has reserved $31 million. As of December 31, 1993, the Company has expensed a total of $116 million relating to the transition costs and the transportation commitment; the Company expensed $93 million or $.15 per share during the year ended December 31, 1993, and a total of $23 million or $.03 per share in prior years.

In November 1993, the assigned Administrative Law Judge of the California Public Utilities Commission (CPUC) issued a proposed decision which recommends a disallowance of $46 million of gas costs plus accrued interest of approximately $15 million in connection with the Company's Canadian gas procurement activities during 1988 through 1990. As of December 31, 1993, the Company has reserved $61 million or $.08 per share relating to this potential disallowance. The ALJ's proposed decision is not binding and is subject to modification by the CPUC. The Company's earnings for 1993 may be revised depending upon the timing and magnitude of the final CPUC decision. The final CPUC decision is expected to be issued in February 1994. Any revision would be reflected in the Company's audited financial statements for 1993, to be released in late February 1994.

The CPUC has not allowed the Company to include in rates the demand charges associated with capacity held by the Company on Transwestern Pipeline Company (Transwestern) prior to a reasonableness review. As a result of the uncertainty of market demand for such capacity and of future rate recovery, the Company has reserved $34 million or $.05 per share relating to the Transwestern transportation commitment as of December 31, 1993.









































B.   1993 Consolidated Earnings (unaudited)

Attached hereto as an appendix is a copy of the unaudited Condensed Statement of Consolidated Income for the three months and year ended December 31, 1993 and 1992. The Company reported earnings per common share of $2.33 for the year ended December 31, 1993. The Company's earnings for 1993 may be revised depending upon the timing and magnitude of the final CPUC decision and any resulting disallowance in connection with the Company's Canadian gas procurement activities during 1988 through 1990. The final CPUC decision is expected to be issued in February 1994. Any revision would be reflected in the Company's audited financial statements for 1993, to be released in late February 1994.


C.   Common Stock Dividend

In January 1994, the Company raised the quarterly common stock dividend 4%, from an annualized rate of $1.88 per share to $1.96 per share.

The amount of the Company's common stock dividend is based on a number of financial considerations, including objectives of sustainability, financial flexibility and competitiveness with investment opportunities of similar risk. Over time the Company plans to reduce its dividend payout ratio (dividends declared divided by earnings available for common stock) to reflect the increased business risk in the utility industry and the earnings volatility associated with the Diablo Canyon rate case settlement.


D.   Potential Sale of PG&E Resources Company

In January 1994, the Company's board of directors authorized the Company to explore the market for divestiture of PG&E Resources Company (Resources), a wholly owned indirect subsidiary of the Company. Resources is an oil and gas exploration company headquartered in Dallas, Texas. The Company has retained a financial adviser in this effort.


E.   Hinkley Compressor Station Litigation

In May 1993, a complaint was filed in San Bernardino County Superior Court on behalf of a number of individuals seeking recovery of an unspecified amount of damages for personal injuries and property damage allegedly suffered as a result of exposure to chromium near the Company's Hinkley Compressor Station, located along the Company's gas transmission system in San Bernardino County, as well as punitive damages. In August 1993, the complaint was amended to add 21 individuals, for a total of 77 plaintiffs. The complaint pleads seventeen causes of action, including negligence, trespass, nuisance, negligent and intentional misrepresentation, fraudulent concealment, inverse condemnation and strict liability.

The plaintiffs contend that between 1951 and 1966 the Company discharged Chromium VI contaminated waste water into unlined ponds, which led to chromium percolating into the groundwater of surrounding property. The plaintiffs further allege that the Company disposed of the chromium in those ponds to avoid costly alternatives. In 1987, the Company undertook an extensive project to ensure that potential groundwater chromium contamination did not endanger local residents.

In November 1993, the parties engaged in private mediation sessions. On December 20, 1993, the plaintiffs filed an offer to compromise and settle their claims against the Company for $250 million.

The Company is unable to estimate the ultimate outcome of this matter, but such outcome could have a significant adverse impact on the Company's results of operations for a future period. The Company believes that the ultimate outcome of this matter would not have a significant adverse impact on the Company's financial position.































                         SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY



                                  GORDON R. SMITH
                              By ________________________________

                                  GORDON R. SMITH
                                  Vice President and Chief
                                  Financial Officer



Dated:  January 24, 1994



                                       APPENDIX

                              PACIFIC GAS AND ELECTRIC COMPANY
                          CONDENSED STATEMENT OF CONSOLIDATED INCOME
                                        (unaudited)
- ---------------------------------------------------------------------------------------------
                          Three months ended December 31,     Twelve months ended December 31,
(in thousands,            ------------------------------      -------------------------------
except per share amounts)            1993           1992                 1993            1992
- ---------------------------------------------------------------------------------------------
OPERATING REVENUES
Electric                       $1,969,550     $1,877,461          $ 7,866,043     $ 7,747,492
Gas                               737,621        680,326            2,716,365       2,548,596
                               ----------     ----------          -----------     -----------
  Total operating revenues      2,707,171      2,557,787           10,582,408      10,296,088
                               ----------     ----------          -----------     -----------

OPERATING EXPENSES
Cost of electric energy and gas   880,383        938,371            3,342,264       3,479,433
Operations                        404,697        378,359            1,480,324       1,442,812
Maintenance                       109,758        152,969              442,939         484,751
Depreciation and decommissioning  347,548        302,903            1,315,524       1,221,490
Administrative and general        290,480        221,119            1,041,453         927,316
Workforce reduction costs (a)      (6,500)             -              190,200               -
Income taxes                      251,890        177,870            1,006,774         906,845
                               ----------     ----------          -----------     -----------
  Total operating expenses      2,278,256      2,171,591            8,819,478       8,462,647
                               ----------     ----------          -----------     -----------
OPERATING INCOME                  428,915        386,196            1,762,930       1,833,441
                               ----------     ----------          -----------     -----------
OTHER INCOME AND (INCOME
  DEDUCTIONS)
Interest income                    21,577         17,814               85,642          87,244
Allowance for equity funds used
  during construction               8,486         13,423               41,531          39,368
Other--net (b)                    (54,466)       (21,356)             (53,524)         (3,006)
                               ----------     ----------          -----------     -----------
  Total other income and
    (income deductions)           (24,403)         9,881               73,649         123,606
                               ----------     ----------          -----------     -----------
INCOME BEFORE INTEREST EXPENSE    404,512        396,077            1,836,579       1,957,047
                               ----------     ----------          -----------     -----------
INTEREST EXPENSE
Interest charges                  244,137        206,270              849,710         830,683
Allowance for borrowed funds
  used during construction        (48,007)       (15,997)             (78,626)        (44,217)
                               ----------     ----------          -----------     -----------
  Net interest expense            196,130        190,273              771,084         786,466
                               ----------     ----------          -----------     -----------
NET INCOME                        208,382        205,804            1,065,495       1,170,581
Preferred dividend requirement     14,899         17,630               63,812          78,887
                               ----------     ----------          -----------     -----------

EARNINGS AVAILABLE FOR
  COMMON STOCK                 $  193,483     $  188,174          $ 1,001,683     $ 1,091,694
                               ==========     ==========          ===========     ===========

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING              430,914        426,173              430,625         422,714

EARNINGS PER COMMON SHARE            $.45           $.44                $2.33           $2.58

DIVIDENDS DECLARED PER COMMON SHARE  $.47           $.44                $1.88           $1.76



Selected financial information for each type of the Company's operations is as follows:

- --------------------------------------------------------------------------------------------
                          Three months ended December 31,    Twelve months ended December 31,
(in millions,             ------------------------------     -------------------------------
except per share amounts)            1993           1992                 1993           1992
- --------------------------------------------------------------------------------------------

Operating revenues:
  Utility                      $    2,126     $    2,122           $    8,398     $    8,306
  Diablo Canyon (c)                   515            383                1,933          1,781
  PG&E Enterprises                     66             53                  251            209
                               ----------     ----------           ----------     ----------
    Total                      $    2,707     $    2,558           $   10,582     $   10,296
                               ==========     ==========           ==========     ==========
Earnings (loss) per share:
  Utility (b)                  $      .11     $      .35           $     1.18     $     1.61
  Diablo Canyon (c)                   .35            .09                 1.11            .99
  PG&E Enterprises                   (.01)             -                  .04           (.02)
                               ----------     ----------           ----------     ----------
    Total (a)                  $      .45     $      .44           $     2.33     $     2.58
                               ==========     ==========           ==========     ==========

(a) As of December 31, 1993, the Company has recorded estimated workforce reduction program costs for management and bargaining unit employees of $264 million. In April 1993, the Company announced a freeze on electric rates through 1994 and to date the Company has expensed $190 million of such costs ($.26 per share) relating to electric operations. The remaining $74 million of such costs was deferred for future rate recovery from gas customers.

(b) The decrease in utility earnings per share for the three-month period ended December 31, 1993, compared with the same period in 1992, was primarily due to reserves of $126 million ($.19 per share) for Canadian gas costs incurred by the Company from 1988 through 1990 and for contingencies relating to its commitments for gas transportation capacity. The decrease in utility earnings per share for the twelve-month period ended December 31, 1993, compared with the same period in 1992, was primarily due to reserves of $62 million ($.09 per share) relating to the restructuring of natural gas operations, and the impact of the workforce reduction program, Canadian gas costs, and transportation capacity contingencies discussed above.

(c) Diablo Canyon operating revenues and earnings per share for the three-month period ended December 31, 1993, compared with the same period in 1992, increased mostly due to fewer scheduled refueling days in the fourth quarter of 1993. The increase in Diablo Canyon operating revenues and earnings per share for the twelve-month period ended December 31, 1993, compared with the same period in 1992, was primarily due to the annual increase in the price per kilowatthour as provided in the Diablo Canyon rate case settlement.
